Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, the 2018 Equity Incentive Plan and the Employee Stock Purchase Plan of Tricida, Inc. of our report dated February 28, 2018 (except for the last paragraph of Note 1, as to which the date is June 18, 2018), with respect to the financial statements of Tricida, Inc. included in its Registration Statement (Form S-1 No. 333-225420), filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Redwood City, California

June 29, 2018